Exhibit 10.5

INVESTAR HOLDING CORPORATION

2014 LONG-TERM INCENTIVE COMPENSATION PLAN

NOTICE OF EXCHANGE AND ASSUMPTION

(Restricted Stock)

Name:

Number of Unvested Shares:

Pursuant to an Agreement and Plan of Exchange between Investar Bank and Investar Holding Corporation (the “Company”), in November, 2013, Investar Bank became a wholly-owned subsidiary of the Company, and each outstanding share of common stock, $1.00 par value per share, issued by Investar Bank (“Bank Stock”) was exchanged for one share of common stock, $1.00 par value per share, issued by the Company (“Company Stock”).

Previously, you were issued shares of Bank Stock under one or more restricted stock awards made by the Board of Directors of Investar Bank; the aggregate number of unvested shares that you held immediately before the exchange is shown above. In accordance with the Agreement and Plan of Exchange, your unvested Bank Stock has now been converted to a like number of shares of unvested Company Stock (“Company Restricted Stock”). Your Company Restricted Stock has been assumed and will now be administered under the Company’s 2014 Long-Term Incentive Compensation Plan, a copy of which is attached. In all other respects, the terms and conditions of your award or awards, as determined by the Board of Directors of Investar Bank, including the vesting schedule and the circumstances under which your award or awards may be forfeited, remain in force and effect.

You can request copies of your individual awards of restricted stock by contacting Rachel Cherco at rachel.cherco@investarbank.com. You should retain a copy of this letter and the 2014 Long-Term Incentive Compensation Plan for your records.

Attachment: 2014 Long-Term Incentive Compensation Plan